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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-21415

                             CUSEEME NETWORKS, INC.
             (Exact name of registrant as specified in its charter)

         542 AMHERST STREET, NASHUA, NEW HAMPSHIRE 03063 (603) 886-9050 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $.001 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       |X|             Rule 12h-3(b)(1)(i)       |X|
         Rule 12g-4(a)(1)(ii)      |_|             Rule 12h-3(b)(1)(ii)      |_|
         Rule 12g-4(a)(2)(i)       |_|             Rule 12h-3(b)(2)(i)       |_|
         Rule 12g-4(a)(2)(ii)      |_|             Rule 12h-3(b)(2)(ii)      |_|
                                                   Rule 15d-6                |_|

         Approximate number of holders of record as of the certification or notice date: 172

         Pursuant to the requirements of the Securities Exchange Act of 1934, CUseeMe Networks, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 19, 2001                          By: /s/ Killko A. Caballero
                                                 ------------------------------
                                                 Killko A. Caballero
                                                 Chief Executive Officer and
                                                 President